Exhibit 10.6

Old Point Financial Corporation

INCENTIVE COMPENSATION PLAN
2025 Plan Summary

February, 2025

Old Point Financial Corporation

Introduction

Old Point Financial Corporation (the “Company”) is committed to rewarding employees for their contributions to the Company’s success. The Incentive Compensation Plan (the Plan) provides an opportunity to earn extra compensation beyond base salary when we meet or exceed our corporate performance goals as well as recognize and reward individual contributions toward our success. This document summarizes the elements and features of the Plan.

The Plan is focused on ensuring alignment and commitment to achieving key financial results for the Company as well as individual and team results. Individually and collectively, we all have the ability to influence and drive our success.

In short, the objectives of the plan are to:

•	Align participant’s incentive opportunities with critical Company goals and objectives.

•	Encourage teamwork and collaboration across all areas of the Company – our collective contributions will drive improved business results.

•	Motivate and reward the achievement of specific, measurable performance objectives.

•	Provide competitive total cash compensation opportunities.

•	Enable the Company to attract, motivate and reward talented employees.

Participation and Eligibility

Old Point Financial Corporation’s Compensation & Benefits Committee or CEO will identify the employees eligible to participate in the Plan. Employees are eligible to participate in the Plan as long as they meet the following requirements:

•	The employee’s FLSA classification for their position is exempt and their position is salary level 8 or above.

•	New employees must be employed before July 1st of the plan year. Employees who work a partial year will receive pro-rated awards based on base salary earnings for the year.

•	For promotions during the plan year, the employee’s pay grade in effect before July 1st of the plan year will be the pay grade used for incentive calculations.

•	Non-Revenue generating participants must maintain a minimum performance rating of 3.0 to be eligible to receive an award.

•	Revenue generating participants must maintain a minimum performance rating of 2.5 to be eligible to receive an award.

•	Must be an active employee at the time of payout to receive an award.

•
Eligible employees who terminate employment due to permanent disability, death or retirement will be eligible to receive a partial award for the year, even if they are not employed as of December 31st of the plan year. These exceptions are covered in the Terms and Conditions.

•	Part-time employees are eligible to participate provided they work at least 1,000 hours per year.

•	Temporary employees and employees participating in a commission or separate bonus plan will not be eligible to participate.

Performance Period (Plan Year)

The Plan operates on a calendar year schedule (January 1 – December 31). Actual incentive payments will be paid out as soon as practical after the plan year, typically within the first quarter.

Performance Gate/Trigger(s)

To ensure dollars are available based on performance to fund the plan, the Company must achieve a minimum level, or threshold, of 80% of budgeted net income to formally fund the plan. If the gate/trigger is not achieved, the plan will not activate. However, the Compensation & Benefits Committee and CEO will have the ability to establish a discretionary incentive pool if the plan does not activate.

Incentive Targets

Each participant will have an annual cash incentive opportunity, based on his or her role at the Company. The target incentive is based on competitive market practices, affordability to the Company and reflects the award to be paid for meeting expected performance.

Incentive compensation will be defined as a percentage of base earnings. Base earnings reflect the base salary actually earned during the course of the plan year. This allows for an automatic conversion for participants who receive salary increases during the performance period and are employed after the start of the performance period or who work on a part-time basis.

In order to pay out incentives at target, the Company will need to achieve its budget net income goal for the year. If net income does not reach that level, each participant’s incentive target opportunity will be reduced. If net income exceeds that level, incentive target opportunities will be adjusted higher.

The table on the following page illustrates the adjustments which will be made to the incentive targets based upon earned net income during the performance period.

2025 - Using +/- 20% from Target
% of Budgeted Net Income	Target Incentive Opportunities (as % of base salary)
	Tier 4	Tier 3	Tier 2	Tier 1
Below 80%	0%	0%	0%	0%
80% - 89%	16.00%	12.00%	8.00%	4.00%
90% - 99%	18.00%	13.50%	9.00%	4.50%
100% (Target)	20.00%	15.00%	10.00%	5.00%
110% - 119%	22.00%	16.50%	11.00%	5.50%
120% and Higher	24.00%	18.00%	12.00%	6.00%

Incentive targets will not adjust upward until the next performance hurdle is achieved. For example, the incentive opportunity for a Tier 2 participant will be 9.00% of base salary if the Company achieves 95% of its budgeted net income. It will not be adjusted to 10.00% of base salary until 100% of the target budgeted net income is achieved.

Salary grade or role is used to determine Tier level and maximum payout opportunity.

Salary Grade and Role to Tier Level and Maximum Payout Opportunity

	By Salary Grade				By Role
	Executive	Non-Revenue			Revenue
Salary Grade/Role	17 and above	15 - 16	12 - 14	8 - 11	Commercial Relationship Manager	Private Banker	Branch
Tier	Tier 4	Tier 3	Tier 2	Tier 1	Tier 3	Tier 3	Tier 2
Maximum	150%	150%	150%	150%	200%	200%	200%
Payout Opportunity

Actual payments can range from 0% to 200% of target depending on performance and role. Threshold (i.e. minimum acceptable) performance will pay out at 50% of target and achieving stretch (i.e. superior) performance can result in payments up to 200% of target. For example, a Salary Grade 12 non-revenue employee has a Tier 2 target incentive opportunity of 10.00%, where the threshold payout opportunity would be 5.00% (10% * 50%) and the stretch/maximum payout opportunity would be 15% (10% * 150%).

Performance Measures and Weightings

Incentives for all participants will be based on a combination of Company and Individual/Team performance (3 to 5 metrics in total). The specific measures and the weights of each measure will vary based on the participant and will be determined prior to the beginning of the plan year. (Calculation of all goal attainment will exclude any one time or extraordinary revenues or costs associated with merger and acquisitions, balance sheet restructures or any other events of such nature; such factors should be predefined by the Compensation & Benefits Committee and used consistently.)

Where possible, performance targets and ranges (e.g. threshold and stretch) for each measure will be set at the beginning of the plan year. A minimum achievement of threshold level individual performance is required for the plan to pay for each component.

The specific allocation of goals will be weighted to reflect the focus and contribution for each role/level in the Company. Goals and weightings for the performance measures will be determined at the beginning of the plan year; the minimum weighting for each goal is 10%.

Company Performance Measures
Company performance will drive a significant portion of the individual incentive payments. This is to encourage teamwork and collaboration across all participants and divisions. The Company performance measures are:

o	ROA - Return on average assets (Net Income divided by YTD average assets)

o	Efficiency Ratio - Noninterest Expense divided by (Noninterest Income plus Net Interest Income)

o	Pre-Provision Net Revenue (PPNR) – (Net Interest Income plus Noninterest Income minus Noninterest Expense) divided by YTD Average Assets

Executive incentives (level 17 and above) will be tied to all three company performance metrics. Remaining participants will include one to three of these metrics in their incentive framework (an item within score card) depending on their role and area of focus within the bank.

Individual/Team Performance Measures
Revenue-generators will work with their managers to develop specific, measurable individual and/or team performance goals for the plan year. Threshold, target and stretch (maximum) goals will be determined for each metric along with the assigned weightings (minimum weighting equal to 10%). These metrics, goals and weightings, along with the appropriate Company performance measures noted above, will be incorporated into the revenue-generator’s scorecard and will be used to determine the earned compensation at the end of the performance period.

Individual performance for non-revenue generators will be assessed based on the appropriate Company performance measures noted above and by their annual performance rating which includes their specific individual performance goals. The earned compensation will then be adjusted based upon the participant’s performance rating and how the rating compares to the other non- revenue generators. The following table summarizes the modifiers for various performance levels:

Individual Performance Scale (non-revenue generators)

Tier	Performance Rating Ranking	Modifier
	Below Performance Rating 3.0	0x
Tier 2-Tier 4	Remaining Performers	1.0x
Tier 5	2nd 20%	1.1X
Tier 6	Top 20% Performers	1.25x

For example, a participant earns $1,000 based upon Company performance and receives a 3.8 performance rating. Based upon the distribution of performance ratings across the non-revenue generator employees, this places the participant in Tier 5 (1.1x modifier). The final incentive compensation will be $1,100 ($1,000 * 1.1). Incentives for Executives in Levels 5 and 6 will be tied to only Company performance. Incentives will not be adjusted for individual performance.

Loan Quality Assessment for Commercial Lenders
Eligibility for the Commercial Lending positions to receive incentive compensation under this Plan will be dependent on loan/asset quality and portfolio management. At the end of the performance period, the participant’s Manager and the Chief Credit Officer will determine whether any adjustment will be made to the incentive compensation based upon a comprehensive assessment of the lender’s loan quality (i.e. downgrades, write-offs, non-performing loans, delinquencies) and portfolio management (i.e. lack of analysis or proper credit documentation). This is a discretionary adjustment; if warranted, no incentive will be paid to lenders with significant loan quality or portfolio management issues (i.e. deduction = 100%).

Delinquency Provision

At the conclusion of the eligible plan year, the Company reserves the right to offset all loans originated in the prior plan year that are 60 days or more past due at the conclusion of the eligible plan year. The total sum of these delinquent loans will reduce the total amount of eligible loans which will be used to calculate the incentive compensation. Management reserves the right to determine whether the loan will be reinstated based on the overall performance of the loan. If the loan is delinquent more than one time in a calendar year for a 60-day period, reinstatement of the loan will not be credited to the participant.

Incentive Payouts

Incentive payouts will be made in cash at the completion of the annual performance period. Incentive compensation will be determined based on a combination of Company and Individual/Team performance. Payouts are calculated for each participant and approved by the CEO. The incentive payout for the executive group and the non-executive group, in summary, will be presented to the Compensation & Benefit Committee. The Compensation & Benefit Committee will approve the incentive payout of the CEO and the overall level of payout. Payouts are then paid out as a cash payment, less necessary withholding.

Incentive compensation will be calculated, and payments made (if incentive compensation is earned) as soon as practical after the end of each year. These payouts will cover results for the Plan year immediately preceding the payment date. Participants must be an active employee at the time of payout to receive the award. In the event that an individual, who is due an incentive payout under the plan, terminates their employment with the Company during the period January 1st of the following year to the date the incentive is paid, that individual’s incentive will be included in the pool and allocated to other participants of the plan.

Committee Discretion

Compensation & Benefits Committee maintains discretion to modify, increase or eliminate payments based on positive or negative business factors.

Examples

Illustration #1 – Revenue-Generator by Role ([ ])

Assume a hypothetical [commercial lender] with a $[ ] base salary with a Tier [ ] target incentive opportunity, or [ ]% ($[ ]).

•	[ ]% will be measured by Company performance.
•	[ ]% will be measured by individual/team performance.
•	Maximum payout opportunity – [ ]%

At the end of the year, the Company achieved its budgeted net income and therefore, the incentive target opportunity remains at [ ]% of base salary. In terms of actual performance for the metrics, [ ] level of ROA was achieved and [ ] Efficiency Ratio was achieved, [ ] level performance for [ ] was achieved, [ ] was [ ], and [ ] was at [ ]. As a result, the earned payout is $[ ] (i.e., [ ]% of the incentive target opportunity).

Performance Goals							Actual Achievement
Category	Weight[1]	Target Incentive $$	Performance Measure	Performance Goals			Actual Performance	Payout Allocation (0% - 200%)	Weighted Payout Percent (Interpolated)	Actual Payout ($)
				Threshold	Target	Stretch
Company	[ ]%	$[ ]	ROA	[ ]%	[ ]%	[ ]%	Threshold	50%	[ ]%	$[ ]
Company	[ ]%	$[ ]	Efficiency Ratio	[ ]%	[ ]%	[ ]%	Between Threshold & Target	75%	[ ]%	$[ ]
Individual	[ ]%	$[ ]	[ ] ($M)	$[ ]	$[ ]	$[ ]	Target	100%	[ ]%	$[ ]
Individual	[ %]	$[ ]	[ ] ($M)	$[ ]	$[ ]	$[ ]	Between Target & Stretch	150%	[ ]%	$[ ]
Individual	[ ]%	$[ ]	[ ]	$[ ]	$[ ]	$[ ]	Target	100%	[ ]%	$[ ]
Total	100.00%	$[ ]						Earned Award	[ ]%	$[ ]

The final step in the process is the comprehensive assessment of the commercial lender’s loan quality and portfolio management. Based upon discussions between the participant’s Manager and the [ ], it is determined that the incentive award will be adjusted by [ ]%. Therefore, the final award is $[ ] ($[ ] * [ ]%).

Examples

Illustration #2 – Non-Revenue Generator by Salary Grade Assume a hypothetical [ ] (Salary Grade [ ]) with a $[ ] base salary with a Tier [ ] target incentive opportunity, or [ ]% ($[ ]).

•	[ ]% will be measured by Company performance.
•	Maximum payout opportunity – [ ]%.

At the end of the year, the Company achieved [ ]% of its budgeted net income and therefore, the [ ]’s incentive target opportunity is adjusted to [ ]% of base salary or $[ ]. In terms of actual performance for the metrics, [ ] level of ROA was achieved and [ ] level Efficiency Ratio was achieved. As a result, the earned payout is $[ ] (i.e., [ ]% of the incentive target opportunity).

Performance Goals							Actual Achievement
Category	Weight[1]	Target Incentive $$	Performance Measure	Performance Goals			Actual Performance	Payout Allocation (0% - 200%)	Weighted Payout Percent (Interpolated)	Actual Payout ($)
				Threshold	Target	Stretch
Company	[ ]%	$[ ]	ROA	[ ]%	[ ]%	[ ]%	Threshold	50%	[ ]%	$[ ]
Company	[ ]%	$[ ]	Efficiency Ratio	[ ]%	[ ]%	[ ]%	Between Threshold & Target	75%	[ ]%	$[ ]
Total	100.00%	$[ ]						Earned Award	[ ]%	$[ ]

The [ ]’s performance rating was [ ] which places the [ ] in the top [ ]% in regard to performance. Therefore, the [ ]’s earned award is adjusted by [ ]x. The [ ]’s final award is $[ ] ($[ ] * [ ]).

Terms and Conditions

Participation

Employees approved by the CEO are eligible to participate in the Plan. New employees must be employed by July 1st of the plan year (January 1 – December 31) to be eligible for that year’s incentive and will receive a prorated award based upon their hire date. For example, if an employee is hired on January 15, they are employed 11 full months and are eligible for a prorated award of 11/12s of the calculated amount.

Effective Date

This Program is effective January 1, 2025, to reflect plan year January 1, 2025, to December 31, 2025. The Plan may be reviewed annually by the Company’s Compensation & Benefits Committee and Senior Management to ensure proper alignment with the Company’s business objectives. Old Point Financial Corporation retains the rights as described below to amend, modify or discontinue the Plan at any time during the specified period. The Incentive Plan will remain in effect until December 31, 2025.

Program Administration

The Program is authorized by the Compensation & Benefits Committee of the Board of Directors and administered by the CEO. The CEO and/or the Board of Directors have the sole authority to interpret the Plan and to make or nullify any rules and procedures, as necessary, for proper administration. Any determination by the CEO and/or Board of Directors will be final and binding on all participants.

Program Changes or Discontinuance

Old Point Financial Corporation has developed the Plan based on existing business, market and economic conditions; current services; and staff assignments. If substantial changes occur that affect these conditions, services, assignments, or forecasts, Old Point Financial Corporation may add to, amend, modify or discontinue any of the terms or conditions of the Plan at any time.

The Compensation & Benefits Committee may, at its sole discretion, waive, change or amend the Plan as it deems appropriate.

Incentive Compensation Payments

Payments will be paid as a cash bonus before the end of the first quarter following the Plan year. Payments will be paid out as a percentage of a participant’s year-to-date base salary earnings as of December 31 for a given calendar year. Incentive compensation will be considered taxable income to participants in the year paid and will be subject to withholding for required income and other applicable taxes.

New Hires, Reduced Work Schedules, Promotions, and Transfers

Participants who are not employed by Old Point Financial Corporation at the beginning of the Plan year will receive a pro rata incentive award based on their length of employment during a given year. Employees hired after June 30th will not be eligible to participate until the next plan year.

If a participant changes his/her role or is promoted during the Plan year, he/she will be eligible for the new role’s target opportunity on a pro rata basis (i.e. the award will be prorated based on the number of months employed in the respective positions.)

Termination of Employment

If a Plan participant is terminated by the Company, no incentive award will be paid. To encourage employees to remain in the employment of the Company, a participant must be an active employee of the Company on the date the incentive is paid to receive an award. (See exceptions for death, disability and retirement below.)

Disability, Death or Retirement

If a participant is disabled by an accident or illness, his/her bonus award for the Plan period will be prorated so that the award is based on the period of active employment only (i.e. the award will be reduced by the period of time of disability).

In the event of death, Old Point Financial Corporation will pay to the participant’s estate the pro rata portion of the award that had been earned by the participant as of the date of death.

Retirements will be reviewed by the CEO. Individuals who retire will be eligible to receive a prorated payout based on the period of active employment only (i.e. pro-rated as of the date of retirement).

Clawback

The plan will be subject to the following clawback provision:

In the event that Old Point Financial Corporation is required to prepare an accounting restatement due to error, omission or fraud (as determined by the Audit Committee), each executive officer may be required to reimburse the Company for part or the entire incentive compensation payment made to such executive officer on the basis of having met or exceeded specific targets for performance periods. For purposes of this policy, (i) the term “incentive compensation payment” means payments under the Plan, the amount of which is determined in whole or in part upon specific performance targets relating to the financial results of the Company; and (ii) the term executive officer means the Company’s Level 17 and above executives. The Company may seek to reclaim incentives within a three-year period of the incentive payout.

Risk Adjustment

The Compensation & Benefits Committee retains the discretion to negatively adjust incentive plan funding and/or payments, in aggregate or by individual, to reflect regulatory findings and/or other risk factors (e.g. asset or loan quality).

Ethics and Interpretation

If there is any ambiguity as to the meaning of any terms or provisions of this plan or any questions as to the correct interpretation of any information contained therein, the Company’s interpretation expressed by the CEO and/or Compensation & Benefits Committee will be final and binding.

The altering, inflating, and/or inappropriate manipulation of performance/financial results or any other infraction of recognized ethical business standards, will subject the employee to disciplinary action up to and including termination of employment. In addition, any incentive compensation as provided by the plan to which the employee would otherwise be entitled will be revoked.

Participants who have willfully engaged in any activity, injurious to the Company, will upon termination of employment, death, or retirement, forfeit any incentive award earned during the award period in which the termination occurred.

Miscellaneous

The Plan will not be deemed to give any participant the right to be retained in the employ of Old Point Financial Corporation, nor will the Plan interfere with the right of Old Point Financial Corporation to discharge any participant at any time.

In the absence of an authorized, written employment contract, the relationship between employees and Old Point Financial Corporation is one of at-will employment. The Plan does not alter the relationship.

This incentive plan and the transactions and payments hereunder shall, in all respect, be governed by, and construed and enforced in accordance with the laws of the state of Virginia.

Each provision in this Plan is severable, and if any provision is held to be invalid, illegal, or unenforceable, the validity, legality and enforceability of the remaining provisions shall not, in any way, be affected or impaired thereby.